Exhibit 10.7

February 1, 2013

Mr. Sandeep Chopra

[Address]

SUB: APPOINTMENT LETTER

Dear Sandeep:

With reference to your application and subsequent interviews you have had recently regarding your appointment with Azure Power India Pvt. Ltd. having its registered office at New Delhi (hereinafter referred to as “Azure” which shall mean and include the said company, its executors, assigns and successors-in-interest).

We are pleased to offer you a position in our organization on the following terms and conditions.

1.	Appointment/Designation

You are being appointed as “Head – Strategy” w.e.f 1st May 2013. (May 6, 2013)

WHEREAS

•	The Company is engaged with the business of generation and production of solar energy and electricity.

•	The Employee has represented to the Company that he/she has the requisite knowledge, expertise, experience and skill to render the services in relation to the requirements of such person under the terms of this Agreement.

•	The Company has, based on the aforesaid representations made by the Employee, agreed to retain the services of the Employment for the consideration and subject to the terms and conditions herein contained.

2.	Salary

You will be entitled to a Fixed Salary of Rs.62 Lacs/ annum, additionally a Variable component which is upto 16 Lacs/annum. Which includes salary and other allowances/ reimbursements as prescribed for the post. Please note that all payments will be strictly as per the rules and regulations as defined under the Income Tax Act, 1961 and other related statutes, and any subsequent modifications. The management reserves the right to merge, bifurcate or modify the salary structure at any time at its sole discretion keeping the CTC same.

ESOP: Subject to the approval of the board you will be granted 1300 shares of ESOP as per company stock grant policy.

You, your spouse and two children will be covered under the Mediclaim policy provided by the company.

The Personal accident policy provided by Azure for you accords cover upto Rs. 50 Lacs

3.	Performance Management/Appraisals

Performance management/Appraisals are designed to foster mutual understanding about job responsibilities, job interest and career objectives between the employees and their supervisors, share employee concerns and problems set mutually agreeable goals and targets for the nest review period.

4.	Job Responsibilities

You will be a part of the Business Development & Finance and Accounts Department at Azure. Your responsibilities will include, however not be limited to:

•	Research of existing business models for Solar Power generation world-wide.

•	Research of policy frame works and incentives available in India for Solar Power development

•	Development of profitable business models for Solar Power Generation in grid connected and off-grid markets in India.

•	Identification and advocacy of policy and financing hurdles for Solar Power development.

•	Pilot implementation of innovative business ideas in both grid and off-grid markets.

•	Development of business plans for successful pilots for scale-up of the new business line.

Your duties and responsibilities will be discussed with you in detail at the time of joining and may be re-assigned to you from time to time. You might be assigned additional responsibilities as and when required. We will continuously monitor your work performance to ensure that you remain challenged and that our work program brings out the best in you. We look forward to deliverables that fully attest to your background and qualifications. You shall abide by such rules and regulations, directions, instructions or orders of the Company, in this regard, as are issued or communicated from time to time.

5.	Medical Fitness

Your appointment and continuance will be subject to your being medically fit for job/work and the management will have the right to get you examined from the company’s Medical Practioner, whose finding shall be final and binding upon you.

6.	Transferability

1)	Your services may be transferred from one job/position/location to another, from one department to another or from the appointing company to any other company/ division of Azure, whether existing at present or to be set up in future anywhere in India or abroad.

2)	In such a case, you will be governed by the rules, regulation, and orders as applicable in the establishment to which you have been transferred, including conditions and rules covering Working Hours, Leave, Holidays Salary, Allowances and perquisites.

7.	Leaves

All leaves shall be in accordance with the Company’s policy and would require prior sanction/ approval of the sanctioning authority. In case of sick leave or casual leave or any other leave taken under unforeseen circumstances, for which prior approval is not possible, immediate information by telephone will be required to be sent to the sanctioning authority. The necessary written approval is to be taken on your next working day and mailed to HRD. In case you fail to do so, Management will have the right to take action against you under the rules of the Company.

8.	Termination from Service

If you shall be found engaged in or abetting immoral, illegal or other activities against the interests of the organization or its employees or found absent for more than seven consecutive working days without prior permission in writing of the management or if you proceed on leave without prior sanction or overstay the sanctioned leave without proper intimation and/or approval, at the discretion of the Azure management, your service may automatically come to an end and a presumption will be drawn that you have abandoned the employment/service on your own accord by losing lien on the post and under such circumstances you will lose all rights to any compensation or other payables due to you after proper adjustments.

Further, notwithstanding anything contained in this Agreement, the Company shall be entitled to terminate this Agreement forthwith in the event of:

8.1 any breach of integrity, act of dishonesty, embezzlement or any misconduct by the Employee or in case of breach of the terms, conditions or stipulations contained in this Agreement, by the Employee;

8.2. the Employee’s disobedience, willful refusal, willful or negligent failure, or unsatisfactory performances to perform duties reasonably assigned by the Company after being provided notice by the Company and a reasonable opportunity to cure such breach in a manner satisfactory to the Company;

8.3. the Employee being convicted of any criminal offence or committing fraud against, or the misappropriation of material property belonging to the Company;

8.4. the Employee breaching in any material respect the terms of this Agreement, any organizational documents of the Company, or any other material agreement of the Company, and failing to cure such breach in a manner satisfactory to the Company within ten (10) days after receipt of notice by the Company;

8.5. any material violation by the Employee of the Company’s policies prohibiting harassment of employees, any violation by the Employee of an engagement policy of the Company which results in material liability to the Company, or any act or omission which materially damages the Company’s business or assets; or

8.6. any other action or inaction on the part of the Employee that would constitute adequate cause for termination pursuant to applicable law and regulations.

9.	Relinquishing Service / Relieving

Both the parties to the contract may terminate the contract of employment by giving six months’ notice in writing or salary in lieu of the notice period. However, if you choose to terminate this relationship, the company reserves the right to relive you at its sole discretion before the expiry of the notice period without any liability towards the payment of salary/emoluments etc.

1.	After confirmation if the management perceives the services of the employee are undesirable for the organization they may be terminated on an immediate basis without assigning any reason whatsoever. In this situation the employee will not be entitled to any salary/wages/expense reimbursement whatsoever.

2.	The basic salary is taken into consideration for the calculation of the salary in lieu of the notice period i.e. all full and final settlements.

10.	Job Assignments

You may, during the course of your employment, be given any assignment that may derive from the Company’s business needs as defined from time to time by your reporting manager and the Azure management. Such management shall give you any assignment that they, in their subjective judgment, feel is suited to your background, qualifications or experience. You will not refuse to carry out any assignment solely on the grounds that it has not been part of your usual duties during your employment. You will also not be entitled to any additional compensation for carrying out any job, which in the opinion of the Management is equivalent to the job you have been assigned earlier.

11.	Other General Terms of Employment

1)	The employee shall not be associated in any whatsoever with any competitor company for a period of at least 12 months after departure from Azure.

2)	The Employee shall while employed with the Company devote his entire time; attention and abilities to the business of the Company. However, the Employee shall be entitled to devote time to such activities or engagements (being inter alia in the nature of product sales/ development etc.) that are not only beneficial to the Company but are also carried out in a manner that is not detrimental to the interests of the Company, and which are undertaken with the prior approval of the board of directors of the Company. The Employee agrees to use his best efforts in the performance of his duties and responsibilities and shall perform all of his duties with due care, skill and diligence.

3)	The Company’s will impart to you training, and may expose you to vital, significant business information, and trade secrets, divulgence thereof could adversely affect the interests of the Company. Any and all information you are exposed to during your probation period, training and/or employment and thereafter that is related to the Company’s business, operation, commercial, technical and/or other interests, whether in oral or in written form, including but not limited to documentation, scientific, designs, software, prototypes, product descriptions, technical or business information, ideas, discoveries, inventions, specifications, formulas, processes, programs, plans, drawings, models, network configuration and rights-of-way, requirements, standards, financial and non-financial data, marketing, trade secrets, know-how, customer lists, prices, as well as any and all intellectual and industrial property rights contained therein and/or in relation thereto shall be considered as Strictly Confidential. Hence you will not, during employment with the Company in terms of this letter (except so far as may be proper in the ordinary course of business and in the interest of the Company or at any time thereafter) divulge any information in any way whatsoever relating to the Company or its business and/or any of its customer and/or any other information, data and or any sketches, drawings, specifications etc. which may come to your knowledge relating to the Company’s business in the course of your employment. You shall always maintain strict secrecy regarding any technical, commercial, operational or other business information gained or acquired by you or imparted to you in course of or after your employment. Any violation in this regard will make you liable for attendant consequential actions against you including termination without any further reference on the subject for which you will be solely responsible.

4)	The assets/data given to you are exclusive rights of the organization; you are only given the mere authorization to utilize the assets/data on behalf and for the organization. All data created by you during your association with the company are also exclusive rights of the company. Upon resignation it is your primary duty to hand-over all these assets/data to your reporting manager assigned by the company and obtain the necessary clearances from your department and subsequently the HRD. In case of any tampering or illegal usage of these assets/data or non-submission of the assets/data upon resignation, the company reserves all rights to initiate appropriate legal actions against you and you will automatically loose all rights to any dues payable to you.

5)	All discoveries, inventions and designs of equipment and methods, which you may cause or come across or come in possession of during the course of your employment, shall be the property of the company.

6)	In case Azure imparts High cost training to the employee, the employee shall be required to enter into a written agreement with Azure prior to the training and only after the agreement has been signed will the employee be permitted to proceed for the training.

7)	The terms stated in clauses 11.1 and 11.2 shall survive the termination of your employment (whether willingly or unwillingly) for a period of one (1) year.

8)	You will not, during or at any time after the termination of your employment with this company, either on your own or on behalf of any other person, firm or company canvass, solicit or entice any of the company’s customer or any other employee working in the company. In case you indulge in such type of activities, this will be treated as a breach of the terms & conditions of this letter of appointment.

9)	You will not carry on or be concerned with any business on your own or on behalf of anyone else directly or indirectly, nor shall you take on any other business or be associated with any other business with or without remuneration during the course of your employment with this company. In case you holding any other position in any company, firm, entity you are required to immediately bring it to the notice of the company and relinquish such a position as if told by the company to do so. You shall abide by such rules and regulation of the company as may be there in force from time to time. You shall at all times maintain absolute integrity and devotion to duty and conduct yourself in a manner conducive to the best interest, credit, and prestige of the company. You shall not, at any time, work against the interest, credit, and prestige of the company or commit any act, which is unbecoming of an employee. Any act against the basic and universally accepted understanding or any violation of any of these norms of behavior on your part will be viewed as misconduct and management will be competent to take disciplinary against you.

10)	You shall not enter into any financial relationship or receive any financial help or accept any favors or assistance of any kind, except in connection with and for the benefit the Company’s business, from any suppliers, customers, and dealers of the company.

11)	This appointment will cease immediately, if any of the statement made or particulars given in your application/employment form are found to be false or incorrect in material particulars.

12)	This appointment letter along with the Annexure shall form the contract of employment between you and Azure (“Azure” or “The Company”).

13)	Failing to observe any of the condition of service, including those specified in the rules will amount to the misconduct of “Willful” disobedience of any lawful and reasonable order of a superior.

14)	The Company with the consent of the employee has the right to vary, amend and modify an item of the pay packet without adversely affecting the total pay packet

15)	This appointment is based on the information given by you to us in your application/employee data form and during you evaluation process and shall be considered null and void of any material error/suppression in the company’s opinion is discovered at any point of time.

16)	In case of any change in the address during the course of your employment it shall be your duty to intimate the same to the mgt/personnel department in writing within three days from such change in address.

17)	All communications sent to you by the mgt. At your last given address shall be deemed to have been delivered to you at correct address.

18)	You will be responsible for the safe custody of the tools, equipment, documentation and any other items entrusted to you and in case of any damage or loss, the management shall have the right to deduct the same from your salary/wages besides taking any other disciplinary action as may deemed fit and proper.

19)	In case of theft, fraud, dishonesty, drunkenness, fighting, riotous or disorderly behavior or conduct, smoking and spitting on the premises, gambling, damaging or destroying records, files papers or other information (whether in tangible or non-tangible form), or properties of the company, impertinence, in subordination,

20)	threatening, assaulting or intimidating any superior officer/ manager/ Director, holding or organizing or taking part in any meeting, demonstration, illegal strike, unlawful and unjustified cessation of work or adopting go slow tactics or refusal of work or attempt to incite or intimidate or force other workmen to go on strike in advance, habitual negligence in discharge of duties, using insulting words or abusive languages towards the superior/manager, vulgarity, molestation of other employees, teasing and cutting indecent jokes or making indecent remarks towards other employees and any other act/omission/offence constituting misconduct is alleged against you in accordance with the provision of the standing orders/service Rules of the company you may be placed under suspension pending enquiry and shall not be entitled to any form of salary/wages during the period of such suspension.

21)	If during the suspension enquiry or in accordance with the report of enquiry office your misconduct will be proved or you will be found guilty, your services will be liable to be terminated without giving notice or compensation or wages in lieu of notice.

22)	You shall retire on attaining the age of 58 years.

12.	Verification

This appointment is based on the details provided by you to the Company. Your appointment is subject to satisfactory verification of your character, antecedents, and testimonials.

You will be required to submit the following prior to your first day of Employment with the Company

•	Completed Application Form

•	Copy of pay slip of your last month of employment

•	Copy of current/last employer’s Appointment Letter

•	Copy of all Degree and/or Professional Course certificates

•	Photocopy of Passport /Driving License/PAN card

•	Relieving Letter from last employer

•	4 Passport size photographs

13.	Joining

You shall take up your duties on or before the “1st of May, 2013” solely at your own expenses and will be reimbursed on the scheduled date as per the company policy.

You will be reporting to the “CEO” and will be posted at “New Delhi”.

This letter is being sent to you in duplicate. Please affix your signature on the duplicate copy in token of your acceptance of the salary, perks & benefits as well as all other terms and conditions contained in this letter and return the same to us for our records within seven days from issue of this letter.

We look forward to your favorable reply and to working with you at Azure

Wishing you all the best…

Yours Sincerely

/s/ Radhika Kapoor
Radhika Kapoor DGM – Human Resources

I “Name of Employee”, hereby declare that I had fully read and understood the terms & conditions enumerated above to the best of my knowledge and belief.

I hereby agree & accept all the above terms and conditions.

/s/ Sandeep Chopra
Signature of the Employee

Name:	Sandeep Chopra
Date:	1st February, 2013

BREAKUP OF CTC

NAME: Sandeep Chopra

DESIGNATION: Head - Strategy Officer

COMPANY: Azure Power India Pvt. Ltd.

Salary Components	Monthly	Annual
Basic Salary	3,42,558	41,10,694
House Rent Allowance	1,71,279	20,55,346
Conveyance	800	9,600
Medical Allowance/ Reimbursement	1,250	15,000
Provident Fund (Company’s Share)	780	9,360

Total Salary Components (A)	5,16,667	62,00,000

Variable Component which is upto the defined limit (B)		16,00,000

Total Cost to the Company (A + B)		78,00,000

/s/ Sandeep Chopra
Signature of the Employee

Name:	Sandeep Chopra

Date:	1st February, 2013